Exhibit 99.1

FOR IMMEDIATE RELEASE Contact: Fred Zinn, President and CEO Phone: (914) 428-9098 Fax: (914) 428-4581 E Mail: Drew@drewindustries.com

DREW INDUSTRIES REPORTS FOURTH QUARTER
AND 2011 FULL-YEAR RESULTS

White Plains, New York – February 13, 2012 – Drew Industries Incorporated (NYSE: DW), a leading supplier of components for recreational vehicles (RVs) and manufactured homes, today reported net income for the fourth quarter ended December 31, 2011 of $4.1 million, or $0.18 per diluted share, compared to net income of $3.1 million, or $0.14 per diluted share in the fourth quarter of 2010.

Net sales in the 2011 fourth quarter increased 50 percent compared to the 2010 fourth quarter, to $160 million, as a result of a 51 percent increase in Drew’s RV Segment sales, and a 45 percent increase in Drew’s Manufactured Housing Segment sales. Industry-wide wholesale shipments of travel trailers and fifth-wheel RVs, Drew’s primary RV market, increased 16 percent in the fourth quarter of 2011, while industry-wide production of manufactured homes increased 45 percent. Drew’s RV Segment sales growth exceeded industry wholesale shipment growth largely due to the five acquisitions completed in 2011, as well as other market share gains.

Net sales in January 2012 reached approximately $65 million, 28 percent higher than in January 2011. Excluding the impact of sales price increases and acquisitions, net sales for January 2012 were up approximately 10 percent.

“In 2011, we invested more than $50 million in acquisitions, expanding our product lines and capabilities, both in our core markets and related markets,” said Fred Zinn, Drew’s President and CEO. “These acquired businesses had annualized revenues of approximately $90 million, of which $40 million was included in our consolidated net sales for 2011. We also started production in our new aluminum extrusion facility, and made additional investments in new capacity, product development, including our new RV awning product line, slide-out boot and others, and enhanced marketing efforts. As a result, we expect sales growth in our core markets, adjacent markets, the after-market for replacement products and in products for motorhomes, as our investments continue to yield results.”

As anticipated in Drew’s third quarter press release, operating results for the fourth quarter of 2011 were impacted by higher material costs than in the fourth quarter of 2010, higher production costs in one product line, and start-up costs related to acquisitions, our new extrusion operation, and other investments. “These factors reduced our fourth quarter earnings by about $0.12 per diluted share,” continued Zinn. “But we recently made meaningful progress in these areas, and we expect continued improvements over the next few months.

“We recognize that our responsibility to stockholders is to turn opportunities and investments into solid profit growth, and we are focused on achieving that profit growth in 2012 and beyond,” said Zinn.

“During the past year, we built the foundation for profit improvement. With our strong, debt-free balance sheet, we have the resources to continue to invest in opportunities which are expected to yield favorable long-term bottom-line returns.”

“By expanding our production capacity and gaining footholds in new markets, we have opened doors to further opportunities in the years ahead,” said Jason Lippert, CEO of Drew’s subsidiaries, Lippert Components and Kinro. “In 2012, we expect the investments we made in 2011 and 2010 to positively impact our bottom-line results. Returns on investments like these are not realized over night, but in recent months we have begun to achieve improved results on these investments, through accelerating customer acceptance of our new products, increased production efficiencies, and cost reductions.”

The Company noted that production levels at Drew’s new aluminum extrusion facility have significantly increased in recent weeks. “Our first aluminum extrusion press is now running 24/7,” said Scott Mereness, President of Drew’s subsidiaries, Lippert Components and Kinro. “We expect the second and third presses to be in production within a few months. The total cost of the extrusion operation is now expected to be $14 million, including upgrades to the used presses we acquired. With the recent addition of our RV awning product line, and the industry’s focus on lighter-weight RV components, our use of extruded aluminum will continue to grow. We expect that our investment in aluminum extrusion capabilities will not only enable us to lower the cost of extrusions for our own use, but will also enable us to competitively market new extruded aluminum products for RVs and in other markets.”

“We are also pleased with the improvement in the RV industry in 2011,” said Jason Lippert. “Despite high unemployment in the U.S., industry-wide retail sales of travel trailer and fifth-wheel RVs increased an estimated 5 percent in 2011. In the fourth quarter of 2011, despite a modest softening of retail demand, RV dealers expressed their confidence by boosting purchases. Industry reports indicate that these increases in dealer purchases were due to both anticipation of improved retail demand in the upcoming Spring selling season, and new financing programs for dealers, designed in part to level seasonal production. While RV dealer purchases and inventory levels may continue to fluctuate, we are optimistic about the potential for long-term improvement in retail demand for RVs.”

Because of the seasonality of the RV and manufactured housing industries, historically, the Company’s operating results in the first and fourth quarters have been the weakest, while the second and third quarters are traditionally stronger. However, because of fluctuations in RV dealer inventories, and volatile economic conditions, future seasonal industry trends may be different than in prior years.

2011 Full-Year Results
Net sales for the year ended December 31, 2011 increased 19 percent to $681 million, compared to $573 million in 2010. Drew’s RV Segment sales increased 20 percent, compared to a 7 percent increase in industry-wide wholesale shipments of travel trailers and fifth-wheel RVs. Drew’s Manufactured Housing Segment sales increased 16 percent, compared to a 3 percent increase in industry-wide production of manufactured homes.

In 2011, Drew continued to grow outside its core towable RV and manufactured housing markets, with aggregate net sales of components for adjacent industries increasing 75 percent, to $45 million in 2011. Further, in 2011, the Company established two dedicated sales teams, one to focus on adjacent markets, and the other on RV and manufactured housing after-market opportunities, which are expected to lead to further growth in these markets.

For the full year 2011, Drew’s net income increased to $30.1 million, or $1.34 per diluted share, compared to net income of $28.0 million, or $1.26 per diluted share in 2010. Net income in 2011 was impacted by higher raw material costs, higher production costs in one product line, and start-up costs, which reduced earnings by an aggregate of approximately $0.32 per diluted share. Each of these factors has improved in recent months, and continued improvement is expected over the next few months.

Recreational Vehicle (RV) Products Segment
Drew’s RV Segment reported operating profit of $5.3 million, on net sales of $131 million in the 2011 fourth quarter, compared to operating profit of $6.4 million on net sales of $87 million in the comparable period in 2010. For the full year 2011, the Company’s RV Segment reported operating profit of $45.7 million on net sales of $571 million, compared to operating profit of $44.4 million on net sales of $477 million in 2010.

The short-term factors which adversely affected Drew’s fourth quarter and full year 2011 consolidated results, as previously discussed, were almost entirely related to the RV Segment. In addition, fixed costs in the RV Segment increased by approximately $4 million, and non-cash amortization of intangible assets increased by $1.8 million in 2011, primarily due to acquisitions and other investments. The Company expects to earn favorable returns on these acquisitions and other investments.

Largely as a result of acquisitions, the Company’s content per travel trailer and fifth-wheel RV reached $2,398 for 2011, compared to $2,168 for 2010. It is anticipated that the acquisitions completed during 2011 will result in additional content growth in 2012.

Manufactured Housing Products Segment
Drew’s Manufactured Housing Segment reported operating profit of $3.0 million, on net sales of $29 million in the fourth quarter of 2011, compared to operating profit of $1.3 million on net sales of $20 million in the comparable period in 2010. For the full year 2011, the Company’s Manufactured Housing Segment reported operating profit of $12.0 million on net sales of $111 million, compared to operating profit of $9.6 million on net sales of $96 million in 2010.

The Company’s content per manufactured home for 2011 reached $1,569, compared to $1,373 for 2010. Industry-wide wholesale shipments of manufactured homes increased by approximately 4,500 homes in the fourth quarter of 2011, including approximately 1,700 homes purchased by FEMA for emergency shelters. Excluding the FEMA units, this represents a 28 percent increase, compared to the fourth quarter of 2010. “While we cannot predict whether the recent increase in production of manufactured homes will be sustained, this improvement is encouraging,” said Zinn.

Balance Sheet and Other Items
At December 31, 2011, the Company had cash of $7 million, compared to cash and short-term investments of $44 million at December 31, 2010. “During 2011 we invested $50 million for five acquisitions and $24 million in capital expenditures, and we increased our working capital,” said Joseph Giordano, Drew’s Chief Financial Officer and Treasurer. “These investments were partially funded by our operating cash flow of $37 million in 2011.

“During the first quarter of 2012, we expect to use $10 million to $20 million of cash to fund seasonal working capital growth, which is typical,” added Giordano. “With no debt, substantial available credit lines, and solid cash flow, we remain well-positioned to continue to take advantage of investment opportunities to further improve our results.”

Accounts receivable balances remain current, with 17 days sales outstanding at the end of 2011, compared to 13 days sales outstanding at the end of 2010.

Inventories increased $23 million, or 33 percent, since December 2010 to support the 28 percent increase in net sales in January 2012. Higher raw material costs also contributed to the increase in inventory. Inventory turned 6.2 times in 2011, a slight improvement from the 6.0 turns for the 12 months ended September 2011. “During the 2011 fourth quarter we reduced inventory by $6 million,” added Giordano. “However, based on current RV and manufactured housing industry demand, we believe that our present inventory levels can be reduced relative to sales, and we will continue to work on improving inventory turns on a sustainable basis.”

Capital expenditures were $6.6 million in the 2011 fourth quarter and $24.3 million for the full year. Depreciation and amortization aggregated $5.5 million in the 2011 fourth quarter and $20.5 million for the full year. The 2011 capital expenditures included $3 million for four new facilities, three of which the Company had previously been leasing, and $11 million for the Company’s new aluminum extrusion operation. Capital expenditures for 2012 are estimated to be $15 million to $17 million, including the remaining $3 million for the aluminum extrusion operation. Depreciation and amortization is estimated to be $23 million for 2012.

Goodwill and other intangible assets increased by $13 million and $22 million, respectively, since December 31, 2010, primarily as a result of the five acquisitions completed this year, partially offset by normal amortization.

Non-cash stock-based compensation was $1.2 million in the fourth quarter of 2011, and $5.6 million for the full year. Preliminary estimates are that non-cash stock-based compensation expense will be approximately $6 million in 2012.

The effective tax rate for 2011 and the fourth quarter was lower than in the prior year, primarily as a result of higher federal and state tax credits. The Company expects the effective tax rate for the full year 2012 to be approximately 38 percent.

Conference Call & Webcast
Drew will provide an online, real-time webcast and rebroadcast of its fourth quarter and year end 2011 earnings conference call on the Company’s website, www.drewindustries.com on Monday, February 13, 2012 at 11:00 a.m. Eastern time. Individual investors can also listen to the call at www.companyboardroom.com.

Institutional investors can access the call via the password-protected event management site, StreetEvents (www.streetevents.com). A replay of the conference call will be available by telephone by dialing (888) 286-8010 and referencing access code 88777334. A replay will also be available on Drew’s website.

About Drew
Drew, through its wholly-owned subsidiaries, Kinro and Lippert Components, supplies a broad array of components for RVs and manufactured homes, including windows, doors, chassis, chassis parts, bath and shower units, axles, and upholstered furniture, and slide-out mechanisms for RVs. In addition, Drew manufactures components for modular housing, truck caps and buses, as well as for trailers used to haul boats, livestock, equipment and other cargo. Currently, from 31 factories located throughout the United States, Drew serves most major national manufacturers of RVs and manufactured homes in an efficient and cost-effective manner. Additional information about Drew and its products can be found at www.drewindustries.com.

Forward-Looking Statements
This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities for existing products, acquisitions, plans and objectives of management, markets for the Company’s Common Stock and other matters. Statements in this press release that are not historical facts are “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”) and Section 27A of the Securities Act of 1933 (the “Securities Act”).

Forward-looking statements, including, without limitation, those relating to our future business prospects, net sales, expenses and income (loss), cash flow, and financial condition, whenever they occur in this press release are necessarily estimates reflecting the best judgment of our senior management at the time such statements were made, and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by forward-looking statements. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. You should consider forward-looking statements, therefore, in light of various important factors, including those set forth in this press release, and in our subsequent filings with the Securities and Exchange Commission.

There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include, in addition to other matters described in this press release, pricing pressures due to domestic and foreign competition, costs and availability of raw materials (particularly steel, steel-based components, and aluminum) and other components, availability of credit for financing the retail and wholesale purchase of products for which we sell our components, availability and costs of labor, inventory levels of retail dealers and manufacturers, levels of repossessed manufactured homes and RVs, changes in zoning regulations for manufactured homes, sales declines in the industries to which we sell our products, the financial condition of our customers, the financial condition of retail dealers of products for which we sell our components, retention and concentration of significant customers, the successful integration of recent acquisitions, interest rates, oil and gasoline prices, and the outcome of litigation. In addition, international, national and regional economic conditions and consumer confidence affect the retail sale of products for which we sell our components.

###

DREW INDUSTRIES INCORPORATED
OPERATING RESULTS
(unaudited)

	Year Ended December 31,		Three Months Ended December 31,
(In thousands, except per share amounts)	2011	2010	2011	2010

Net sales	$681,166	$572,755	$159,596	$106,203
Cost of sales	541,445	446,585	131,814	83,118
Gross profit	139,721	126,170	27,782	23,085
Selling, general and administrative expenses	91,252	80,821	21,890	18,484
Other (income)	(79)	(79)	-	-
Operating profit	48,548	45,428	5,892	4,601
Interest expense, net	292	218	95	50
Income before income taxes	48,256	45,210	5,797	4,551
Provision for income taxes	18,197	17,176	1,709	1,419
Net income	$30,059	$28,034	$4,088	$3,132

Net income per common share:
Basic	$1.35	$1.27	$0.18	$0.14
Diluted	$1.34	$1.26	$0.18	$0.14

Weighted average common shares outstanding:
Basic	22,267	22,123	22,309	22,140
Diluted	22,444	22,266	22,495	22,276

Depreciation and amortization	$20,522	$17,087	$5,453	$4,361
Capital expenditures	$24,317	$10,148	$6,596	$2,442

DREW INDUSTRIES INCORPORATED
SEGMENT RESULTS
(unaudited)

	Year Ended December 31,		Three Months Ended December 31,
(In thousands)	2011	2010	2011	2010

Net sales:
RV Segment	$570,643	$477,202	$130,987	$86,524
MH Segment	110,523	95,553	28,609	19,679
Total net sales	$681,166	$572,755	$159,596	$106,203

Operating profit:
RV Segment	$45,715	$44,388	$5,345	$6,391
MH Segment	11,980	9,590	3,017	1,349
Total segment operating profit	57,695	53,978	8,362	7,740
Corporate	(7,483)	(7,990)	(1,637)	(2,176)
Accretion of acquisition related earn-outs	(1,886)	(1,582)	(495)	(452)
Other non-segment items	222	1,022	(338)	(511)
Total operating profit	$48,548	$45,428	$5,892	$4,601

DREW INDUSTRIES INCORPORATED
COMPOSITION OF NET SALES
(unaudited)

	Year Ended December 31,		Three Months Ended December 31,
(In thousands)	2011	2010	2011	2010

RV Segment:
RV Original Equipment Manufacturers:
Travel Trailer and Fifth-Wheels	$510,560	$431,878	$114,915	$77,561
Motorhomes	17,092	17,385	3,991	3,675
RV Aftermarket	11,330	12,164	1,537	2,348
Other	31,661	15,775	10,544	2,940
Total RV Segment net sales	$570,643	$477,202	$130,987	$86,524

MH Segment:
MH Original Equipment Manufacturers	$80,979	$68,718	$22,356	$13,312
MH Aftermarket	16,184	16,895	3,491	3,895
Other	13,360	9,940	2,762	2,472
Total MH Segment net sales	$110,523	$95,553	$28,609	$19,679

DREW INDUSTRIES INCORPORATED
BALANCE SHEET INFORMATION
(unaudited)
	December 31,
(In thousands, except ratios)	2011	2010

Current assets
Cash and cash equivalents	$6,584	$38,880
Short-term investments	-	4,999
Accounts receivable, trade, less allowance	22,620	12,890
Inventories	92,052	69,328
Deferred taxes	10,125	12,142
Prepaid expenses and other current assets	6,187	4,626
Total current assets	137,568	142,865
Fixed assets, net	95,050	79,848
Goodwill	20,499	7,497
Other intangible assets, net	79,059	57,419
Deferred taxes	14,496	15,770
Other assets	4,411	3,382
Total assets	$351,083	$306,781

Current liabilities:
Accounts payable, trade	15,742	11,351
Accrued expenses and other current liabilities	36,169	33,723
Total current liabilities	51,911	45,074
Other long-term liabilities	21,876	18,248
Total liabilities	73,787	63,322
Total stockholders’ equity	277,296	243,459
Total liabilities and stockholders’ equity	$351,083	$306,781

Current ratio	2.7	3.2
Total indebtedness to stockholders’ equity	-	-

DREW INDUSTRIES INCORPORATED
SUMMARY OF CASH FLOWS
(unaudited)
	Year Ended December 31,
(In thousands)	2011	2010

Cash flows from operating activities:
Net income	$30,059	$28,034
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation and amortization	20,522	17,087
Stock-based compensation expense	4,587	4,176
Deferred taxes	821	(1,438)
Other non-cash items	1,570	(613)
Changes in assets and liabilities, net of business acquisitions:
Accounts receivable, net	(5,007)	(341)
Inventories	(14,738)	(11,757)
Prepaid expenses and other assets	(1,848)	(951)
Accounts payable, accrued expenses and other liabilities	865	7,866
Net cash flows provided by operating activities	36,831	42,063

Cash flows from investing activities:
Capital expenditures	(24,317)	(10,148)
Acquisitions of businesses	(50,302)	(21,900)
Proceeds from sales of fixed assets	1,338	1,788
Purchase of short-term investments	-	(20,985)
Proceeds from maturity of short-term investments	5,000	29,000
Other investing activities	(843)	(303)
Net cash flows used for investing activities	(69,124)	(22,548)

Cash flows from financing activities:
Exercise of stock options and deferred stock units	1,188	1,082
Purchase of treasury stock	(626)	(1,041)
Proceeds from line of credit borrowings	130,500	-
Repayments under line of credit	(130,500)	-
Payment of special dividend	-	(33,032)
Other financing activities	(565)	(9)
Net cash flows used for financing activities	(3)	(33,000)

Net decrease in cash	(32,296)	(13,485)

Cash and cash equivalents at beginning of year	38,880	52,365
Cash and cash equivalents at end of year	$6,584	$38,880